Ex 10.2         Execution Version

SEVENTH AMENDMENT

TO

CREDIT AGREEMENT

DATED AS OF APRIL 27, 2015

AMONG

NEW SOURCE ENERGY PARTNERS L.P.,
AS BORROWER,

BANK OF MONTREAL,
AS ADMINISTRATIVE AGENT,

ASSOCIATED BANK, N.A.,
AS SYNDICATION AGENT,

AND

THE LENDERS PARTY HERETO

LEGAL_US_W # 80646551.3

Ex. 10.2

SEVENTH AMENDMENT TO CREDIT AGREEMENT
THIS SEVENTH AMENDMENT TO CREDIT AGREEMENT (this “Seventh Amendment”) dated as of April 27, 2015, is among NEW SOURCE ENERGY PARTNERS L.P., a Delaware limited partnership, (the “Borrower”); each of the lenders party to the Credit Agreement referred to below (collectively, the “Lenders”); and BANK OF MONTREAL, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
R E C I T A L S
A.    WHEREAS, the Borrower, the Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of February 13, 2013 (as amended by the First Amendment to Credit Agreement dated as of February 28, 2013, the Second Amendment to Credit Agreement dated as of June 25, 2013, the Third Amendment to Credit Agreement dated as of October 29, 2013, the Fourth Amendment to Credit Agreement dated as of November 12, 2013, the Fifth Amendment to Credit Agreement dated as of March 10, 2014 and the Sixth Amendment to Credit Agreement dated as of August 15, 2014, the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.
B.    The Borrower has requested and the Administrative Agent and the Lenders have agreed to amend certain provisions of the Credit Agreement.
C.    NOW, THEREFORE, to induce the Administrative Agent and the Lenders to enter into this Seventh Amendment and in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.    Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement. Unless otherwise indicated, all section, exhibit and schedule references in this Seventh Amendment refer to sections, exhibits or schedules of the Credit Agreement.
Section 2.    Amendment to the Credit Agreement.
2.1    Amendments to Section 1.02.
(a)    The definition of “GP Transaction” is hereby deleted in its entirety.
(b)    The following definitions are hereby amended and restated in their entirety to read as follows:
“Agreement” means this Credit Agreement, as amended by the First Amendment to Credit Agreement dated as of February 28, 2013, the Second Amendment to Credit Agreement dated as of June 25, 2013, the Third Amendment to Credit Agreement dated as of October 29, 2013, the Fourth Amendment to Credit Agreement dated as of November 12, 2013, the Fifth

LEGAL_US_W # 80646551.3    1

Ex. 10.2

Amendment to Credit Agreement dated as of March 10, 2014, the Sixth Amendment to Credit Agreement dated as of August 15, 2014 and the Seventh Amendment to Credit Agreement dated as of April 27, 2015, as the same may from time to time be amended, modified, supplemented or restated.
“Change in Control” means:
(a)     prior to the occurrence of the Second Closing:
(i)    the Permitted Holders do not own, directly or indirectly, beneficially or of record, Equity Interests representing greater than 50% of (1) the aggregate issued and outstanding Equity Interests of the General Partner, (2) the economic interest of the General Partner and (3) the voting power of all Equity Interests of the General Partner entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors (or equivalent governing body) of the General Partner; or
(ii)    Chernicky does not own, directly or indirectly, beneficially or of record, Equity Interests representing at least 25% of (1) the aggregate issued and outstanding Equity Interests of the General Partner, (2) the economic interest of the General Partner and (3) the voting power of all Equity Interests of the General Partner entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors (or equivalent governing body) of the General Partner; or
(iii)    the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than the Permitted Holders, of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the General Partner; or

LEGAL_US_W # 80646551.3    2

Ex. 10.2

(iv)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the General Partner ceases to be composed of individuals (1) who were members of that board or equivalent governing body on the first day of such period, (2) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (1) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (3) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (1) and (2) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
(v)    the General Partner does not directly own 100% of the issued and outstanding general partner interests in the Borrower, or the General Partner shall cease to Control the Borrower.
(b)    from and after the occurrence of the Second Closing:
(i)    the Permitted Holders do not own, directly or indirectly, beneficially or of record, Equity Interests representing greater than 75% of (1) the aggregate issued and outstanding Equity Interests of the General Partner, (2) the economic interest of the General Partner and (3) the voting power of all Equity Interests of the General Partner entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors (or equivalent governing body) of the General Partner; or
(ii)    Chernicky does not own, directly or indirectly, beneficially or of record, Equity Interests representing at least 25% of (1) the aggregate issued and outstanding Equity Interests of the General Partner, (2) the economic interest of the General Partner and (3) the voting power of all Equity Interests of the General Partner entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors (or equivalent governing body) of the General Partner; or
(iii)    Lee does not own, directly or indirectly, beneficially or of record, Equity Interests representing greater than 50% of (1) the aggregate issued and outstanding Equity Interests of the General Partner, (2) the economic interest of the General Partner and (3) the voting power of all Equity Interests of the General Partner entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors (or equivalent governing body) of the General Partner; or

LEGAL_US_W # 80646551.3    3

Ex. 10.2

(iv)    the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than the Permitted Holders, of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the General Partner; or
(v)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the General Partner ceases to be composed of individuals (1) who were members of that board or equivalent governing body on the first day of such period, (2) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (1) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (3) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (1) and (2) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
(vi)    the General Partner does not directly own 100% of the issued and outstanding general partner interests in the Borrower, or the General Partner shall cease to Control the Borrower.
“Permitted Holders” means:
(a)     prior to the occurrence of the Second Closing: (i) Chernicky; and (ii) Kos; and
(b)     from and after the occurrence of the Second Closing: (i) Chernicky; and (ii) Lee.
(c)    The following new definitions are hereby added where alphabetically appropriate to read as follows:
“Dedicated Cash Receipts” means all cash received by or on behalf of the Borrower or any Subsidiary with respect to the following: (a) any amounts payable under or in connection with any Oil and Gas Properties; (b) cash representing operating revenue earned or to be earned by the Borrower or any Subsidiary; (c) proceeds from Loans; and (d) any other cash received by the Borrower or any Subsidiary from whatever source (including, without limitation, amounts received in respect of the Liquidation of any Swap Agreement) other than (i) liability insurance proceeds required to be paid directly to third parties, (ii) payments made to the Borrower or any

LEGAL_US_W # 80646551.3    4

Ex. 10.2

Subsidiary for the account of third parties under or in connection with joint operating agreements or similar joint development agreements and (iii) amounts described in the definition of “Excluded Deposit Accounts” which are deposited in Excluded Deposit Accounts.
“Deposit Account” shall have the meaning assigned to such term in the UCC.
“Deposit Account Control Agreement” means a deposit account control agreement providing for the Administrative Agent’s exclusive control of a Deposit Account after notice of an Event of Default, in form and substance satisfactory to Administrative Agent, executed and delivered by the Borrower or a Subsidiary, as applicable, the Administrative Agent, and the applicable financial institution at which such relevant Deposit Account is maintained, as the same may be amended, modified or supplemented from time to time.
“Excluded Deposit Account” means (a) Deposit Accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of the Borrower or any Subsidiary and (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of or for the benefit of employees of the Borrower or any Subsidiary and (b) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust accounts, and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Borrower or any Subsidiary.

“Lee” means Larry E. Lee, his parents, spouse and descendants (whether natural or adopted) and any trust, family limited partnership, or other Person which is Controlled by Larry E. Lee and is solely for the benefit of Larry E. Lee, his parents, his siblings, spouse or such descendants.

“Lee Purchase Agreement” means that certain Purchase Agreement dated as of April 27, 2015 between Deylau, LLC, 2100 Energy LLC and the Borrower as in effect on the Seventh Amendment Effective Date, except as the same may be amended, modified or supplemented from time to time with the prior written consent of the Majority Lenders.

“Second Closing” has the meaning ascribed to such term in the Lee Purchase Agreement.

LEGAL_US_W # 80646551.3    5

Ex. 10.2

“Seventh Amendment” means that certain Seventh Amendment to Credit Agreement dated as of April 27, 2015 among the Borrower, the Administrative Agent and the Lenders party thereto.

“Seventh Amendment Effective Date” has the meaning ascribed to such term in the Seventh Amendment.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of Texas.

Section 3.        Amendment to Article VII. Article VII is hereby amended by adding a new Section 7.27 to the end of Article VII to read as follows:
Section 7.27    Deposit Accounts. Schedule 7.27 lists all Deposit Accounts maintained by or for the benefit of the Borrower or any Subsidiary with any bank or financial institution on the Seventh Amendment Effective Date.

Section 4.    Amendments to Section 8.13. Section 8.13 is hereby amended by deleting each reference to “80%” in Section 8.13 and replacing each such reference with “90%”.

Section 5.    Amendments to Section 8.14. Section 8.14 is hereby amended as follows:

5.1    deleting each reference to “80%” in Section 8.14 and replacing each such reference with “90%”; and
5.2     deleting each reference to “90%” in Section 8.14 and replacing each such reference with “95%”.
Section 6.    Amendment to Section 8.01(s). Section 8.01(s) is hereby deleted in its entirety.

Section 7.    Amendment to Article VIII.     Article VIII is hereby amended by adding a new Section 8.17 and a new Section 8.18 to the end of Article VII to read as follows:

Section 8.17.    Deposit Accounts.
(a)    The Borrower shall, and shall cause each of its Subsidiaries to, deposit or cause to be deposited directly, all Dedicated Cash Receipts into one or more Deposit Accounts (other than Excluded Deposit Accounts).
(b)    On or before the date that is 15 Business Days following the Seventh Amendment Effective Date, the Borrower shall, and shall cause each of its Subsidiaries to, deliver to the Administrative Agent a Deposit Account Control Agreement (and in connection therewith, the Borrower shall, and shall cause each of its Subsidiaries to, grant a Lien on all of its Deposit

LEGAL_US_W # 80646551.3    6

Ex. 10.2

Accounts (other than Excluded Deposit Accounts) in favor of the Administrative Agent pursuant to Security Instruments reasonably satisfactory to the Administrative Agent) with respect to each Deposit Account listed on Schedule 7.27 (other than Excluded Deposit Accounts).
Section 8.18    Delivery of Cash Flow Forecast. From and after the Seventh Amendment Effective Date to but excluding the date that the Borrowing Base Utilization Percentage does not exceed 75%, the Borrower shall deliver to the Administrative Agent and the Lenders on a weekly basis (on such day of the week as may be proposed by the Borrower and agreed to by the Administrative Agent, and with such extensions as may be requested by the Borrower and approved by the Administrative Agent in its reasonable discretion) a cash flow forecast for the 13 week period subsequent to the date of delivery, such forecast to be in form and substance satisfactory to the Administrative Agent. For the avoidance of doubt, once the Borrowing Base Utilization Percentage is less than or equal to 75%, the requirements of this Section 8.18 shall no longer apply, even if the Borrowing Base Utilization Percentage thereafter exceeds 75%.
Section 8.    Amendment to Section 9.05(l). Section 9.05(l) is hereby amended and restated in its entirety to read as follows:
(l)    Investments made by the Borrower or any Subsidiary (i) in MCE and MCE GP on the Fourth Amendment Effective Date (provided that the cash portion of such Investment on the Fourth Amendment Effective Date shall not exceed $3,800,000 and such cash portion shall be applied by MCE to repay Debt of MCE existing on the Fourth Amendment Effective Date), (ii) during the period after the Fourth Amendment Effective Date but excluding the date of the occurrence of the Second Closing, in MCE and MCE GP (A) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the Borrowing Base Utilization Percentage does not exceed 90% after giving effect to each such Investment, Investments (1) made solely with cash proceeds from the sale of the Borrower’s common Equity Interests (which does not constitute Disqualified Capital Stock), and provided that such Investment is made within three (3) Business Days of the receipt of such cash proceeds by the Borrower or (2) in an aggregate amount not to exceed $5,000,000 during any 12 month period (without regard to any Investments made pursuant to the immediately preceding clause (1)) and (iii) from and after the occurrence of the Second Closing, in MCE (A) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the Borrowing Base Utilization Percentage does not exceed 90% after giving effect to each such Investment, Investments (1) made solely with cash proceeds from the sale of the Borrower’s common Equity Interests (which does not constitute Disqualified Capital Stock), and provided that such Investment is made within three (3) Business Days of the receipt of such cash proceeds by the Borrower or (2) in an aggregate amount not to exceed $5,000,000 during any 12 month period (without regard to any Investments made pursuant to the immediately preceding clause (1)).

LEGAL_US_W # 80646551.3    7

Ex. 10.2

Section 9.    Amendment to Article IX. Article IX is hereby amended by adding a new Section 9.20 to the end of such Article IX to read as follows:
Section 9.20    New Deposit Accounts. The Borrower will not, and will not permit any of its Subsidiaries to, open or otherwise establish, or deposit or otherwise transfer Dedicated Cash Receipts into, any Deposit Account other than Deposit Accounts listed on Schedule 7.27.
Section 10.    Amendment to Section 10.01(d). Section 10.01(d) is hereby amended by deleting the phrase “Section 8.17 or in” and replacing such phrase with “Section 8.17, Section 8.18 or in”.
Section 11.    New Schedules. The Credit Agreement is hereby amended by adding a new Schedule 7.27 to read as set forth on Schedule 1 to this Seventh Amendment.
Section 12.    Conditions Precedent. This Seventh Amendment shall become effective on the date when each of the following conditions is satisfied (or waived in accordance with Section 12.02 of the Credit Agreement) (the “Seventh Amendment Effective Date”):
12.1    The Administrative Agent shall have received from the Majority Lenders and the Borrower counterparts (in such number as may be requested by the Administrative Agent) of this Seventh Amendment signed on behalf of such Person.
12.2    No Default shall have occurred and be continuing as of the Seventh Amendment Effective Date.
12.3    The Administrative Agent shall have received (a) a consent fee from the Borrower payable for the account of each Lender that has returned an executed signature page hereto to the Administrative Agent on or prior to 5:00 pm (central time) April 24, 2015 (each such Lender, a “Consenting Lender”) in an amount equal to $15,000 times the number of Consenting Lenders such that each Consenting Lender is paid a consent fee equal to $15,000 and (b) all fees and other amounts due and payable on or prior to the Seventh Amendment Effective Date, including, without limitation, the fees and expenses of Paul Hastings LLP, counsel to the Administrative Agent.
12.4    The Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 90% of the total value of the proved Oil and Gas Properties of the Borrower and the Subsidiaries evaluated in the most recently delivered Reserve Report (and on at least 90% of the total value of the proved, developed and producing Oil and Gas Properties of the Borrower and the Subsidiaries evaluated in the most recently delivered Reserve Report).
12.5    The Administrative Agent shall have received duly executed and notarized deeds of trust/mortgages or supplements to existing deeds of trust/mortgages in form satisfactory to the Administrative Agent, to the extent necessary so that the Mortgaged Properties represent at least 90% of the total value of the proved Oil and Gas Properties of the Borrower and the Subsidiaries evaluated in the most recently delivered Reserve Report (and on at least 95% of the total value of

LEGAL_US_W # 80646551.3    8

Ex. 10.2

the proved, developed and producing Oil and Gas Properties of the Borrower and the Subsidiaries evaluated in the most recently delivered Reserve Report).
12.6    The Administrative Agent shall have received a copy, certified by a Responsible Officer as true and complete, of the Lee Purchase Agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent.
12.7    The Administrative Agent is hereby authorized and directed to declare this Seventh Amendment to be effective (and the Seventh Amendment Effective Date shall occur) when it has received documents confirming or certifying, to the satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 12 or the waiver of such conditions as permitted hereby. Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.
Section 13.    Limited Waivers.
13.1    Restricted Payment.    Reference is made to that certain letter dated April 8, 2015 among the Borrower, the Administrative Agent and the Lenders party thereto which relates to, among other things, postponement of the April 1, 2015 Scheduled Redetermination until May 1, 2015 (such letter, the “Consent Letter”). The Borrower has advised the Administrative Agent and the Lenders that it intends to issue additional shares of its common Equity Interests (which does not constitute Disqualified Capital Stock) (such issuance, the “Equity Issuance”). The Borrower has also advised the Administrative Agent and the Lenders that in connection with the Equity Issuance it desires to declare and pay a cash distribution to all then outstanding common units as of the date the distribution is paid, in an amount that is consistent with the quarterly distribution per common Equity Interest that was paid to unitholders on or about January 15, 2015, pursuant to Section 9.04(iv) (such distribution, the “Proposed Distribution”). With respect to the Proposed Distribution, the Borrower has requested that the Lenders waive, and the Lenders do hereby waive, with respect to the Proposed Distribution, the Borrower’s compliance with (a) Section 9.04(iv)(B) and (b) the requirement in the Consent Letter that the total Revolving Credit Exposures must be reduced to an amount less than or equal to $55,000,000 after giving effect to the Proposed Distribution, if applicable at the time the Borrower makes the Proposed Distribution; provided that, it is a condition to the foregoing waiver that: (a) the net cash proceeds received by the Borrower in connection with the Equity Issuance shall exceed the amount of the Proposed Distribution (the amount of such excess net cash proceeds, the “Excess Proceeds”), (b) the Borrower shall apply all Excess Proceeds to prepay the total Revolving Credit Exposures with such prepayment being made on the same day that the Borrower receives the proceeds from the Equity Issuance; provided that in no event shall such Excess Proceeds be required to be applied to prepay the total Revolving Credit Exposures by more than an amount necessary, such that immediately after giving effect to such prepayment, the total Revolving Credit Exposures is an amount equal to the lesser of (i) $54,000,000 and (b) 90% of the Borrowing Base then in effect and (c) the Proposed Distribution shall be made on or before May 15, 2015.
13.2    Disposition of MCE GP Equity Interests and MCE Equity Interests. Pursuant to the Lee Purchase Agreement, upon the occurrence of the Second Closing, the Borrower is required to transfer 100% of the MCE GP Equity Interests to an entity designated and owned by Deylau, LLC

LEGAL_US_W # 80646551.3    9

Ex. 10.2

and Signature Investments, LLC (such transfer being referred to herein as the “MCE GP Equity Transfer”). Additionally, in connection with the MCLP IPO (as defined in the Lee Purchase Agreement), the Borrower would be required to transfer a portion of the MCE Equity Interests owned by the Borrower to public investors at the time the MCLP IPO is consummated (such transfer being referred to herein as the “MCE Equity Transfer”). The Borrower has informed the Administrative Agent and the Lenders that that neither the MCE GP Equity Transfer nor the MCE Equity Transfers are permitted by Section 9.12. Therefore, the Borrower has requested that the Lenders waive, and the Lenders do hereby waive, the Borrower’s compliance with Section 9.12 so as to permit each of the MCE GP Equity Transfer and the MCE Equity Transfer, to the extent that each such transfer constitutes a disposition of assets prohibited by Section 9.12, and so long as each such transfer is done pursuant to and in accordance with the terms of the Lee Purchase Agreement.
Except as expressly waived herein, all covenants, obligations and agreements of the Borrower contained in the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their terms. Without limitation of the foregoing, the foregoing waivers are hereby granted to the extent and only to the extent specifically stated herein and for no other purpose and shall not be deemed to (a) be a consent or agreement to, or waiver or modification of, or amendment to, any other term or condition of the Credit Agreement, any other Loan Document or any of the documents referred to therein, (b) except as expressly set forth herein, prejudice any right or rights which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement, any other Loan Document or any of the documents referred to therein, or (c) constitute any course of dealing or other basis for altering any obligation of the Borrower or any right, privilege or remedy of the Administrative Agent or the Lenders under the Credit Agreement, the other Loan Documents, or any other contract or instrument. Granting the waivers set forth herein does not and should not be construed to be an assurance or promise that consents or waivers will be granted in the future, whether for the matters herein stated or on other unrelated matters.
Section 14.    Miscellaneous.
14.1    Confirmation. The provisions of the Credit Agreement, as amended by this Seventh Amendment, shall remain in full force and effect following the effectiveness of this Seventh Amendment.
14.2    Ratification and Affirmation; Representations and Warranties. The Borrower hereby (a) acknowledges the terms of this Seventh Amendment; (b) ratifies and affirms its obligations under, and acknowledges its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect as expressly amended hereby; (c) agrees that from and after the Seventh Amendment Effective Date each reference to the Credit Agreement in the other Loan Documents shall be deemed to be a reference to the Credit Agreement, as amended by this Seventh Amendment; and (d) represents and warrants to the Lenders that as of the date hereof, after giving effect to the terms of this Seventh Amendment: (i) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct in all material respects, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties

LEGAL_US_W # 80646551.3    10

Ex. 10.2

shall continue to be true and correct in all material respects as of such specified earlier date, (ii) no Default or Event of Default has occurred and is continuing, and (iii) no event, development or circumstance has occurred which individually or in the aggregate has resulted in, or could reasonably be expected to have, a Material Adverse Effect.
14.3    Counterparts. This Seventh Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Seventh Amendment by telecopy, facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.
14.4    No Oral Agreement. This Seventh Amendment, the Credit Agreement, and the other Loan Documents executed in connection herewith and therewith represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties. There are no subsequent oral agreements between the parties.
14.5    GOVERNING LAW. THIS SEVENTH AMENDMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.
14.6    Payment of Expenses. In accordance with Section 12.03 of the Credit Agreement, the Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and reasonable expenses incurred in connection with this Seventh Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.
14.7    Severability. Any provision of this Seventh Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
14.8    Successors and Assigns. This Seventh Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
[SIGNATURES BEGIN NEXT PAGE]

LEGAL_US_W # 80646551.3    11

EX 10.2

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be duly executed as of the date first written above.

BORROWER:	NEW SOURCE ENERGY PARTNERS L.P.
By: New Source Energy GP, LLC, its general partner

By: /s/ Kristian Kos
Name: Kristian B. Kos
Title: Chairman and Chief Executive Officer

Signature Page to Seventh Amendment to Credit Agreement
LEGAL_US_W # 80646551

EX 10.2

ADMINISTRATIVE AGENT:	BANK OF MONTREAL, as Administrative Agent and Issuing Bank

By: /s/ Gumaro Tijerina
Name: Gumaro Tijerina
Title: Managing Director

Signature Page to Seventh Amendment to Credit Agreement
LEGAL_US_W # 80646551

EX 10.2

LENDERS:	BMO HARRIS FINANCING, INC., as a Lender
By: /s/ Gumaro Tijerina
Name: Gumaro Tijerina
Title: Managing Director

ASSOCIATED BANK, N.A., as a Lender
By: /s/ Timothy Brendel
Name: Timothy Brendel
Title: Senior Vice President

COMMONWEALTH BANK OF AUSTRALIA, as a Lender
By: /s/ Jonathan Verlander
Name: Jonathan Verlander
Title: Head of Reserve Based Lending, Americas

SOCIETE GENERALE, as a Lender
By:
Name:
Title:

CIT FINANCE LLC, as a Lender
By: /s/ Barbara Perich
Name: Barbara Perich
Title: Director

Signature Page to Seventh Amendment to Credit Agreement
LEGAL_US_W # 80646551